Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

THIS AMENDMENT is entered into as of the date set forth below between HARRAH’S ENTERTAINMENT, INC., with offices at One Harrah’s Court, Las Vegas, Nevada (hereinafter referred to as the “Company”), and GARY W. LOVEMAN (hereinafter referred to as “Executive”).

WHEREAS, an Employment Agreement (“Agreement”) was entered into on September 4, 2002, between the Company and Executive effective until January 1, 2008.

WHEREAS, the Executive and Company jointly desire to clarify the Agreement regarding Executive’s use of the Company’s and its subsidiaries’ facilities while Executive is performing his normal duties in Las Vegas, Nevada.

THEREFORE, the Executive and Company agree as follows:

1.             The Company will make available appropriate accommodations for the exclusive use of Executive at one of the Company’s properties in Las Vegas, Nevada, while Executive is in Las Vegas performing his normal duties.

2.             The parties recognize that the cost associated with providing Executive such accommodations may, under the governing tax laws, be deemed to be additional income to Executive.  The Company agrees that should it be determined that the cost associated with providing Executive such accommodations amounts to additional income to Executive, the Company will (1) reimburse Executive for any additional tax Executive is required to pay; and (2) pay any additional taxes and costs incurred by Executive associated with such tax reimbursements.

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed the Agreement as of the day and year written below.

HARRAH’S ENTERTAINMENT, INC.

By	/s/ STEPHEN H. BRAMMELL
Stephen H. Brammell
Senior VP, General Counsel and
Secretary
Date:	October 31, 2005

EXECUTIVE

/s/ GARY W. LOVEMAN
Gary W. Loveman
Date: October 31, 2005